UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 21, 2005

1st Independence Financial Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-26570	61-1284899
(Commission File Number)	(IRS Employer Identification No.)

104 South Chiles Street, Harrodsburg, Kentucky	40330-1620
(Address of Principal Executive Offices)	(Zip Code)

(859) 734-5452

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On April 21, 2005, the Company appointed Matthew C. Chalfant as Chairman of the Board of Directors of the Company and its wholly-owned subsidiary, 1st Independence Bank, and appointed N. William White as the CEO of the Company, effective April 30, 2005.

Mr. White is also the president of the Company and president and CEO of 1st Independence Bank. Mr. White was president and CEO of Independence Bancorp and Independence Bank from 1998 until its merger with the Company in 2004, at which time he became the president of the Company and the president and CEO of 1st Independence Bank.

During 2004, the Company and 1st Independence Bank entered into three year employment agreement (the “Agreement”) with Mr. White. Under the Agreement, Mr. White’s is entitled to a salary of no less that $130,000 and is entitled to participate in the Company’s benefit, retirement, and compensation plans and other perquisites generally available to employees. The Agreement provides that Mr. White’s employment may be terminated by the Company or the Bank for “just cause” as defined in the Agreement. If his employment is terminated without just cause, he will be entitled to a continuation of his salary from the date of termination through the remaining term of the Agreement. In the event of the termination of employment in connection with any change in control of either the Company or the Bank during the term of the Agreement, Mr. White will be paid a lump sum amount equal to 2.99 times his five year average taxable compensation. A copy of the Agreement has been filed with the SEC as Exhibit 10.6 to the Company’s Form S-4 Registration Statement, initially filed on February 27, 2004, Registration No. 333-113163.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

1st INDEPENDENCE FINANCIAL GROUP, INC.

Date: April 26, 2005	By:	/s/ R. Michael Wilbourn
R. Michael Wilbourn, Executive Vice President and
Chief Financial Officer